Exhibit 10.2

[ACB Letterhead]

September 30, 2015

Dear Pat:

We are pleased to make this offer of a position with Atlantic Capital as Executive Vice President and Chief Financial Officer. Your appointment to this position is subject to final approval of the Board of Directors. The opportunity to build a premier southeastern corporate business and private banking organization is exciting and we believe you are precisely the right person to fill this critical role.

As Chief Financial Officer, you will report to me and be responsible for the corporation’s treasury, asset and liability management, control, accounting, budgeting and analysis, investor relations, and corporate real estate activities.

Your starting salary will be $315,000 per year and you will be eligible to participate in a performance based short-term cash incentive plan. At target level the plan pays 30% of salary. You will also participate in a long term incentive plan with a target level payout of 30% of salary. As soon as practical following your employment, completion of Atlantic Capital’s pending merger transaction and registration of the applicable equity incentive plan, subject to Board Approval, you will receive an option for 50,000 shares at market when granted and 7,000 shares subject to a restricted award. It is expected that the stock option will have a 5 year ratable vesting schedule and a 10 year term and the restricted award will have a 5 year cliff vesting schedule, each subject to continued employment and other terms and conditions. The awards will be subject to the terms and conditions established by the Compensation Committee as well as the applicable equity incentive plan and award agreements. In the first pay period after your start date, you will receive a signing bonus of $30,000. Finally, as an executive officer, you will be covered under Atlantic Capital’s Executive Change-In-Control Plan.

As we discussed, your start date will be determined based upon the close of the merger for your current employer. To assist you with your relocation from Raleigh to Atlanta, we will reimburse you up to $33,750 in expenses which has been grossed up for taxes. We will also reimburse you for temporary housing in Atlanta for up to 60 days.

We will provide you with a competitive package of benefits including, but not limited to, health care coverage and a defined contribution retirement plan.

Your credentials and accomplishments are impressive and it will be a privilege to have you on our executive management team.

Sincerely,	Accepted:

/s/ Douglas L. Williams	/s/ Patrick Oakes
Douglas L. Williams President & Chief Executive Officer	Patrick Oakes